Exhibit 99.1

Saflink Announces $8.0 Million Financing

Funds To Be Used In Pursuit of Government Sponsored Initiatives

KIRKLAND, WA – (June 13, 2006) Saflink® Corporation (NASDAQ:SFLK), a leading provider of solutions that verify identity, secure access and increase productivity, today announced that it has entered into a securities purchase agreement with accredited institutional investors pursuant to which it raised $8.0 million through a private placement of 8% convertible debentures and warrants to purchase up to 8,889,002 shares of its common stock at an exercise price of $0.48 per share. The warrants are exercisable for a period of five years. The debentures bear interest at 8% per annum and are due December 12, 2007. The debentures are convertible into shares of Saflink common stock at any time at a conversion rate of $0.45 per share.

Under the terms of the purchase agreement, unless Saflink obtains stockholder approval of the financing, it may not issue shares of its common stock upon the conversion of the debentures or upon exercise of the warrants if the number of shares of common stock so issued, when aggregated with any shares of common stock issued after June 12, 2006, upon conversion of the debentures or upon exercise of warrants issued in the financing would exceed 19.999% of number of shares of its common stock outstanding on June 12, 2006. Saflink agreed to hold a stockholders meeting for the purpose of obtaining stockholder approval of the financing if the common stock issuable upon conversion of the debentures and exercise of the warrants issued in the financing would exceed 15% of its common stock outstanding on June 12, 2006. The principal amount of the debentures is redeemable at the rate of 1/12 of the original principal amount plus accrued but unpaid interest on the debentures commencing December 12, 2006. Saflink may, in its discretion, elect to pay the monthly redemption amount in cash or in shares of its common stock, subject to certain conditions related to the market for shares of its common stock and the registration of the shares issuable upon conversion of the debentures under the Securities Act of 1933.

Glenn Argenbright, President and CEO of Saflink commented, “We believe this financing is important for our pursuit of the government initiatives on which we have been focusing over the past several years. The Department of Homeland Security has mandated that both the Registered Traveler and TWIC programs move forward in earnest this year. We want to be in a position to have adequate financial resources to offer the best possible solutions to our customers, and to capitalize on the strong positioning we’ve attained on these programs.”

The placement agent for the financing was Rodman & Renshaw, LLC. The securities were offered to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933. The securities have not been registered under the Securities Act or any state securities laws and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the financing, Saflink agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission covering the resale of the shares of common stock issuable upon conversion of the debentures and the shares of common stock underlying the warrants. This press release does not and will not constitute an offer to sell or the solicitation of an offer to any securities of Saflink.

For additional information, please refer to Saflink’s current report on Form 8-K to be filed with the Securities and Exchange Commission with respect to this transaction.

About Saflink

Saflink Corporation offers biometric security and smart card solutions that protect intellectual property, secure information assets and eliminate passwords. Saflink identity assurance management solutions allow administrators to verify the identity of users and control their access to computer networks, facilities and applications. Winner of seven awards in 2005, Saflink and its solutions have been recognized by organizations such as Frost & Sullivan and Software Magazine’s Software 500. For more information, please visit http://www.SAFlink.com or call 800-762-9595.

NOTE: “Saflink” is a registered trademark of Saflink Corporation.

SAFLINK SAFE HARBOR STATEMENT

This release contains information about our management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors. For example, if we do not generate significant revenue from our participation in large government security initiatives or increase the level of our participation in these initiatives, our business performance and future prospects may suffer. In addition, if third parties, on whom we partly depend for our product marketing and distribution, do not promote our products, our ability to generate revenue may be limited and our business and financial condition could suffer. Other factors include, but are not limited to, risks and uncertainties associated with our financial condition, our ability to sell our products, our ability to compete with competitors and the growth of the security market, and those included in our annual report on Form 10-K, as well as other documents we periodically file with the Securities and Exchange Commission.

Saflink PRESS CONTACT:

Sterling Communications

Lindsay Stril

(206) 388-5763

lstril@sterlingpr.com

Saflink INVESTOR RELATIONS CONTACT:

Investor Awareness, Inc.

Tony Schor

(847) 945-2222

tony@investorawareness.com